Kurv ETF Trust 485APOS

Exhibit 99(a)(3)

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ESOTERICA THEMATIC TRUST”, CHANGING ITS NAME FROM “ESOTERICA THEMATIC TRUST” TO “KURV ETF TRUST”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF FEBRUARY, A.D. 2024, AT 2:58 O’CLOCK P.M.

Jeffrey W. Bullock, Secretary of State
7498049 8100	Authentication: 202877011
SR# 20240636442	Date: 02-23-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST
OF

ESOTERICA THEMATIC TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Esoterica Thematic Trust

2.	The Certificate of Trust is hereby amended as follows:

Danere DeRemer, was, formerly, an initial Trustee. Howard Chan is a current Trustee.

The Certificate of Trust is amended by striking therefrom Article 1. in its entirety and by adding a new Article 1. to read in full as follows:

1.	The name of the Trust is: Kurv ETF Trust (the “Trust”).

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 22nd day of February, 2024.

By:	/s/ Howard Chan
Howard Chan, Trustee

State of Delaware Secretary of State Division of Corporations Delivered 02:58 PM 02/22/2024 FILED 02:58 PM 02/22/2024 SR 20240636442 - File Number 7498049